Filed Pursuant to Rule 424(b)(2)

File No. 333-182197

Pricing Supplement No. 129

Dated: March 13, 2014

(To Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series E
Aggregate offering price	$1,250,000,000
Amount of registration fee	$161,000*

*The filing fee of $161,000 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series E

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $1,250,000,000

Issue Price: 99.811%, plus accrued interest, if any, from March 18, 2014

Proceeds to Company on original issuance:  $1,243,262,500 (before expenses)

Commission: $4,375,000 (0.350%)

Agent:

☐	Barclays Capital Inc.	☐	Mischler Financial Group, Inc.
☐	BNP Paribas Securities Corp.	☒	Mitsubishi UFJ Securities (USA), Inc.
☐	BNY Mellon Capital Markets, LLC	☒	Mizuho Securities USA Inc.
☒	CastleOak Securities, L.P.	☐	Morgan Stanley & Co. LLC
☒	Citigroup Global Markets Inc.	☐	RBC Capital Markets, LLC
☒	Credit Suisse Securities (USA) LLC	☒	RBS Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Samuel A. Ramirez & Company, Inc.
☐	Goldman, Sachs & Co.	☐	UBS Securities LLC
☐	HSBC Securities (USA) Inc.	☒	U.S. Bancorp Investments, Inc.
☒	J. P. Morgan Securities LLC	☐	Wells Fargo Securities, LLC
☒	Lebenthal & Co., LLC	☐	The Williams Capital Group, L.P.
☒	Lloyds Securities Inc.	☒	Other: SMBC Nikko Securities America, Inc.
☒	Merrill Lynch Pierce Fenner & Smith Incorporated		TD Securities (USA) LLC

1

Agent	Amount
Citigroup Global Markets Inc.	$200,000,000
Credit Suisse Securities (USA) LLC	$200,000,000
J.P. Morgan Securities LLC	$200,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$200,000,000
RBS Securities Inc.	$200,000,000
Lloyds Securities Inc.	$39,584,000
Mitsubishi UFJ Securities (USA), Inc.	$39,584,000
Mizuho Securities USA Inc.	$39,583,000
SMBC Nikko Securities America, Inc.	$39,583,000
TD Securities (USA) LLC	$39,583,000
U.S. Bancorp Investments, Inc.	$39,583,000
CastleOak Securities, L.P.	$6,250,000
Lebenthal & Co., LLC	$6,250,000
Total	$1,250,000,000

Agents’ capacity on original issuance:	☐ As Agent
☒ As Principal

If as principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒ The Notes are being offered at a fixed initial public offering price of 99.811% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	March 13, 2014

Original Issue Date:	March 18, 2014

Stated Maturity:	March 18, 2019

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 18th day of each March and September.  If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: September 18, 2014

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☒ Fixed Rate ☐ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): 2.125%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☐ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

Calculation Agent: N/A

Computation of Interest (If other than as set forth in the Prospectus Supplement):

☒ 30 over 360	☐ Actual over Actual
☐ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement): N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)	☒ No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note:	☐ Yes (See Attached)	☒ No

Optional Redemption: ☐ Yes   ☒ No

Optional Redemption Dates:	N/A
Redemption Prices:	N/A
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part

Optional Repayment:  ☐ Yes   ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:  ☐  Yes   ☒  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity: 2.165%

CUSIP: 0258M0DK2

ISIN: US0258M0DK23

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 18, 2012 and Prospectus Supplement dated June 18, 2012 to which reference is hereby made.

NOTICE TO CANADIAN INVESTORS.  Each purchaser of these securities that is resident in Canada or otherwise subject to the requirements of Canadian securities laws in connection with its purchase will be deemed to have represented and warranted to the issuer and the underwriters that it is an “accredited investor” as defined in National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators and, if relying on subsection (m) of the definition of that term, is not a person created or being used solely to purchase or hold securities as an accredited investor, and that it is either purchasing the securities as principal for its own account or is deemed to be purchasing the securities as principal by applicable law.   Each such purchaser further acknowledges that the securities have not been and will not be qualified for sale to the public under applicable Canadian securities laws and that any resale of the securities must be made in accordance with, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of those laws.